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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into effective May 2, 1999 by and between REMEDYTEMP, INC., a California corporation (the "Company"), and Paul W. Mikos, an individual person ("Mikos"), (collectively referred to herein as the "Parties").

        WHEREAS, the Company desires to maintain the benefits of having Mikos continue to serve as its President and Chief Executive Officer and Mikos desires to be employed by the Company as President and Chief Executive Officer.

        NOW, THEREFORE, in consideration of the foregoing promises and mutual covenants, the Parties hereby agree to the following terms and conditions under which Mikos will serve as the Company's Chief Executive Officer and President:

        1. EMPLOYMENT SERVICES AND DUTIES

        The Company shall employ and retain the services of Mikos as its President and Chief Executive Officer, and Mikos hereby agrees to be employed by the Company as its President and Chief Executive Officer. Mikos's duties and obligations as President and Chief Executive Officer shall be to perform such duties and services as the Company's board of directors (the "Board") may from time to time, assign, either directly or by delegated authority, including, but not limited to implementing the policies and strategies determined by the Board. Mikos agrees to perform his duties faithfully, to the best of his ability and in the best interests of the Company, to preserve and protect the confidential information of the Company, and to perform both his regular duties and other strategic projects as requested by the Board. As President and Chief Executive Officer, Mikos shall report directly to the Board.

        2. TERM OF EMPLOYMENT

        Subject to the terms and conditions of this Agreement, the Company shall employ, and Mikos shall serve as President and Chief Executive Officer of the Company for three (3) years commencing on May 2, 1999 and ending on May 1, 2002 (the "Employment Period").

        3. COMPENSATION TERMS

        The Company shall compensate Mikos for his services rendered as President and Chief Executive Officer under this Agreement as follows:

            (a) Mikos shall receive a base salary set annually by the Leadership Development and Compensation Committee of the Board (the "Compensation Committee"), as adjusted according to market conditions; provided, however that Mikos's annual base salary shall not be less than $450,000 per year, payable semi-monthly. In addition, Mikos shall be entitled to earn an annual performance bonus in an amount to be determined by the Compensation Committee based on Mikos's satisfaction of certain


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performance goals set annually by the Compensation Committee. The amount of the annual bonus paid to Mikos shall not exceed 100% of his base salary in any particular year; provided however, that the Compensation Committee, in its sole discretion, may provide to Mikos an annual bonus in excess of 100% of his base salary to compensate him for extraordinary performance in a particular year.

            (b) During the Employment Period, Mikos shall be entitled to and shall receive the same employee benefits package that Mikos received as an executive officer of the Company immediately prior to the date of this Agreement, including, without limitation, all health, life and disability insurance and all policies or agreements providing for indemnification.

         4. TERMINATION AND SEVERANCE PACKAGE

         The Board may terminate Mikos's employment with the Company, with or without cause, at any time upon notice to Mikos. Mikos may terminate his employment with the Company at any time upon notice to the Board. Upon the termination by the Company of Mikos's employment with the Company, the Company shall provide Mikos the following severance package; provided Mikos agrees to the following terms:

            (a) For a period of two (2) years after such termination, Mikos shall receive his annual base salary then in effect plus maximum annual bonus equal to 100% of Mikos's then annual base salary, payable semi-monthly (the "Severance Payments"); provided, however that the total amount of Severance Payments shall not exceed one dollar less than such amount that would constitute a "parachute payment" as defined in Section 280G under the Internal Revenue Code of 1986, as amended.

            (b) Upon termination by the Company of Mr. Mikos's employment for any reason other than "for cause" (defined below), all granted options shall vest automatically and shall remain exercisable for the balance of their term.

            (c) If the Company terminates Mr. Mikos "for cause," then all of the unexercised options, whether or not vested, shall expire and become unexercisable as of the date of such for cause termination. For purposes of this Agreement, termination for cause shall mean termination for one of the following reasons: personal dishonesty; willful misconduct; breach of fiduciary duty involving self-dealing or personal profit; intentional material failure to perform duties or abide by Company policies, in each case to the extent such duties or policies have been communicated to Mikos in writing or their existence is otherwise known to Mikos and Mikos has not cured such failure within a reasonable time after written notice of such failure is given; conviction, entry of a plea of guilty or nolo contendere in connection with any alleged violation, or any actual violation, of any law, rule, regulation (other than traffic violations or similar offenses) or any cease-and-desist or other court order; involvement in any legal proceeding which, in the opinion of legal counsel to the Company, would be required to be disclosed pursuant to rules and regulations of the Securities and Exchange Commission, other than proceedings under federal bankruptcy laws or state insolvency laws involving entities in which you have less than a fifty percent (50%) interest; any intentional material breach of this Agreement; non-prescription use of any


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controlled substance or the use of alcohol or any other non-controlled substance which the Board reasonably determines renders you unfit to serve in your capacity as an officer of the Company; or any intentional act or omission which the Board reasonably determines has a material adverse effect on the public image, reputation or integrity of the Company. Termination for cause shall not include termination on account of job performance failing to meet criteria or expectations of the Board.

            (d) In consideration for the agreements set forth herein and the Severance Payments, Mikos shall, upon the termination of his employment, execute a release of the Company, the Board, and all officers, employees and agents of the Company from any and all claims, liabilities, actions, causes of action, obligations, costs, damages, losses and demands of every kind and nature whatsoever known or unknown, which arise out of, relate to or are in any manner whatsoever connected with any action, transaction, occurrence or event which has occurred prior to the date of the release and those which may arise out of or are in any manner whatsoever connected with or related to the termination of Mikos's employment with the Company. Such release shall include a waiver of all rights granted under Section 1542 of the California Civil Code which reads as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him must have materially affected his settlement with the debtor. Cal. Civ. Code Section 1542.

            (e) In consideration of the agreements set forth herein and the Severance Payments, Mikos agrees that upon termination by the Company of his employment with the Company he shall resign as a director of the Board.

         5. NONDISCLOSURE

            Mikos shall at all times keep confidential and maintain the confidentiality of all proprietary information, confidential information, and/or trade secrets of the Company, including but not limited to customer lists, the EDGE system, HPT, IntelliSearch, i/search 2000 and MAPS ("Proprietary Information"), and shall not, unless the Company's prior written consent is obtained, at any time after the date hereof, either directly or indirectly, use any Proprietary Information for his own benefit, or in competition with, or to the detriment of the Company, or divulge, disclose, or communicate any Proprietary Information to any person or entity in any manner whatsoever, except to employees or agents of the Company having a need to know such Proprietary Information, and only to the extent necessary to perform his responsibilities on behalf of the Company. In addition, for a period of two (2) years after the termination of his employment with the Company, Mikos shall not solicit employees or customers of the Company in any geographical location where the Company conducts business.

         6. REGISTRATION EXPENSES

            To the extent that Mikos is permitted to sell stock in the Company owned by him individually or in a fiduciary capacity (collectively, the "Mikos Stock") in a public offering of stock by the Company, all expenses incurred in effecting any registration of such Mikos Stock, including, all registration and filing fees, printing expenses, expenses


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of compliance with blue sky laws, fees and disbursements of counsel for the
Company, expenses of any audits incidental to or required by any such registration, and expenses of all marketing and promotional efforts requested by the managing underwriter shall be borne by the Company; provided, however, that Mikos shall bear underwriting discounts and/or brokerage fees and commissions relating to the sale of the Mikos Stock.

         7. SEVERABILITY

         The provisions of this Agreement are severable. If a court of competent jurisdiction determines that any one or more provisions of this Agreement is invalid, void or unenforceable, in whole or in part, it will be severed therefrom. The remaining provisions of this Agreement shall then continue in full force without being impaired or invalidated in any way.

         8. MODIFICATION AND WAIVER

         No waiver or modification of this Agreement or any term hereof shall be binding unless it is in writing signed by the parties hereto. No failure to insist upon compliance with any term, provision or condition to this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

         9. NO ASSIGNMENT

         The parties acknowledge and agree that this Agreement is personal in nature and may not be assigned by Mikos. The Company may assign its rights, duties and obligations hereunder.

         10. ENTIRE AGREEMENT

         This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. This Agreement supersedes all negotiations, prior discussions and preliminary agreements. This Agreement may not be amended except in a writing executed by the parties.

         11. GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of California and the parties agree that the venue for the resolution of all disputes hereunder shall be in the appropriate courts in the County of Orange, California.

         12. NOTICES

         All notices, requests, demands and other communication required or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage prepaid) in a post office or branch post office regularly maintained by the United States Government.


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         Any notice given to the Company under the terms of this Agreement shall be addressed to the Company at the address of its principal place of business. Any notice to be given to Mikos shall be addressed to him at his home address last shown on the Company's records, or at such other address as either party may hereafter designate in writing to the other.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of May 2, 1999.



                                                  REMEDYTEMP, INC., a California
                                                  Corporation



                                                  By:___________________________
                                                  Name:_________________________
                                                  Its:__________________________




                                                  /s/ PAUL W. MIKOS
                                                  ------------------------------
                                                      Paul W. Mikos




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